EXHIBIT 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is dated this 22nd day of December 2008, between Home Bank, a federally-chartered savings bank located in Lafayette, Louisiana (the “Bank” or the “Employer”) and L. J. Dailey (the “Executive”).

WITNESSETH

WHEREAS, the Executive became an employee of the Bank upon the merger of Crowley Building and Loan Association (“CB&L”) with and into the Bank pursuant to an Agreement and Plan of Reorganization, dated as of March 27, 2006 (the “Merger Agreement”);

WHEREAS, the Executive is currently employed as First Vice President and Crowley City President, and the Executive and the Bank have previously entered into an employment agreement dated March 27, 2006 (the “Prior Agreement”);

WHEREAS, the Bank desires to amend and restate the Prior Agreement in order to make changes to comply with Section 409A of the Code (as defined herein), as well as certain other changes; and

WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.           Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Annual Compensation.  The Executive=s “Annual Compensation” for purposes of this Agreement shall be deemed to mean the sum of the Executive=s then current annual rate of base salary and any cash bonus paid to the Executive by the Employer for the calendar year immediately preceding the calendar year in which the Date of Termination occurs.

(b)           Base Salary.  ABase Salary@ shall have the meaning set forth in Section 3(a) hereof.

(c)           Cause. Termination of the Executive=s employment for ACause@ shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

(d)           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)           Date of Termination.  “Date of Termination” shall mean (i) if the Executive=s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive=s employment is terminated for any other reason, the date specified in the Notice of Termination.

(f)           Disability.  ADisability@ shall be deemed to have occurred if the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(g)           Effective Date.  The AEffective Date@ of the Agreement shall be the date first written above.

(h)           Employment Period. The Executive=s AEmployment Period@ under this Agreement shall be for a period of three years commencing on the Effective Date.

(i)           Good Reason.  Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive based on the occurrence of any of the following events:

(i)
any material breach of this Agreement by the Employer, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities, or (C) a material diminution in the authority, duties or responsibilities of the officer to whom the Executive is required to report, or

(ii)	any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employer within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employer shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employer received the written notice from the Executive.  If the Employer remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Employer does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(j)           IRS.  IRS shall mean the Internal Revenue Service.

(k)           Notice of Termination.  Any purported termination of the Executive=s employment by the Employer for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written ANotice of Termination@ to the other party hereto.  For purposes of this Agreement, a ANotice of Termination@ shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive=s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer=s termination of the Executive=s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 10 hereof.

(l)           Retirement.  ARetirement@ shall mean voluntary termination by the Executive in accordance with the Employer=s retirement policies, including early retirement, generally applicable to its salaried employees.

2.           Term of Employment.

(a)           The Employer hereby employs the Executive as First Vice President and Crowley City President, and the Executive hereby accepts said employment and agrees to render such services to the Employer on the terms and conditions set forth in this Agreement.  The term of this Agreement shall be a period of three years commencing as of the Effective Date and ending on the third anniversary of the Effective Date, subject to earlier termination as provided herein.

(b)           During the term of this Agreement, the Executive shall perform such executive services for the Employer as may be consistent with his titles and from time to time assigned to him by the Employer=s President.

3.           Compensation and Benefits.

(a)           The Employer shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $75,000 per year (ABase Salary@), which may not be decreased without the Executive=s express written consent.  In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the President of the Employer.

(b)           During the Employment Period, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing plan or other plans, benefits and privileges given to employees and executives of the Employer, to the extent commensurate with his then duties and responsibilities.  The Employer shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive=s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employer and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employer.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)           During the Employment Period, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Employer. The Executive shall not be entitled to receive any additional compensation from the Employer for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Employer.

(d)           During the Employment Period, the Employer shall provide the Executive with the use of an automobile.  The Employer shall pay for all costs of insurance coverage, repairs, maintenance and other incidental expenses, including license, fuel and oil, related to the Executive=s business use of the automobile, subject to such reasonable documentation and other limitations as may be established by the Employer.

4.           Expenses.  The Employer shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employer, including, but not by way of limitation, traveling expenses and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Employer. If such expenses are paid in the first instance by the Executive, the Employer shall reimburse the Executive therefor.  Such reimbursement shall be paid promptly by the Employer and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

5.           Termination.

(a)           The Employer shall have the right, at any time upon prior Notice of Termination, to terminate the Executive=s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)           In the event that (i) the Executive=s employment is terminated by the Employer for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)           In the event that the Executive=s employment is terminated as a result of Disability, Retirement or the Executive=s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d)           In the event that (i) the Executive=s employment is terminated by the Employer for other than Cause, Disability, Retirement or the Executive=s death or (ii) such employment is terminated by the Executive for Good Reason, then the Employer shall, subject to the provisions of Section 6 hereof, if applicable:

(1)           pay to the Executive, in a lump sum within 10 business days after the Date of Termination, a cash severance amount equal to the Annual Compensation that would have been paid to the Executive for the then remaining Employment Period; and

(2)           maintain and provide for a period ending at the earlier of (i) the expiration of the remaining Employment Period prior to the Notice of Termination or (ii) the date of the Executive=s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (2)), at no cost to the Executive, the Executive=s continued participation in all group insurance, life insurance, health and accident insurance, and disability insurance offered by the Employer in which the Executive was participating immediately prior to the Date of Termination; provided that any insurance premiums payable by the Employer or any successor pursuant to this Section 5(d)(2) shall be payable at such times and in such amounts (except that the Employer shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Employer, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employer in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employer in any other taxable year; and provided further that if the Executive’s participation in any group insurance plan is barred, the Employer shall either arrange to provide the Executive with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the date of termination of the Executive’s employment based on the annualized rate of premiums being paid by the Employer as of the date of termination of the Executive’s employment.

6.           Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employer or its affiliates would constitute a Aparachute payment@ under Section 280G of the Code, then the payments and benefits payable by the Employer pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Employer under Section 5 being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If the payments and benefits are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent counsel selected by the Employer and paid by the Employer.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than 10 business days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section 6 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.           Mitigation; Exclusivity of Benefits.

(a)           The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 5(d)(2) above.

(b)           The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

8.           Withholding.  All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

9.           Assignability.  The Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, association or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation, association or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10.         Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employer:             Board of Directors
Home Bank
503 Kaliste Saloom
Lafayette, Louisiana 70508

To the Executive:             L. J. Dailey
at the address last appearing on
the personnel records of the Employer

11.           Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on its behalf; provided, however, that if the Employer determines, after a review of the final regulations issued under Section 409A of the Code and all applicable Internal Revenue Code guidance, that this Agreement should be further amended to avoid triggering the tax and interest penalties imposed by Section 409A of the Code, the Employer may amend this Agreement to the extent necessary to avoid triggering the tax and interest penalties imposed by Section 409A of the Code. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Louisiana.

13.           Nature of Obligations.  Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

14.           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.           Changes in Statutes or Regulations.  If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

16.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

17.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.           Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. '1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

19.           Regulatory Actions.  The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to All Savings Associations, 12 C.F.R. '563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)           If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer=s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (AFDIA@) (12 U.S.C. ''1818(e)(3) and 1818(g)(1)), the Employer=s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Employer may, in its discretion:  (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)           If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Employer=s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. ''1818(e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

(c)           If the Employer is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. '1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

(d)           All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. '563.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Employer is necessary:  (i) by the Director of the Office of Thrift Supervision (AOTS@), or his/her designee, at the time the Federal Deposit Insurance Corporation (AFDIC@) enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) of the FDIA (12 U.S.C. '1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Employer or when the Employer is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

20.           Payment of Costs and Legal Fees and Reinstatement of Benefits.  In the event any dispute or controversy arising under or in connection with the Executive=s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all reasonable legal fees incurred by the Executive in resolving such dispute or controversy, and (2) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

21.           Entire Agreement.  This Agreement embodies the entire agreement between the Employer and the Executive with respect to the matters agreed to herein.  As of the Effective Date, any and all prior agreements between the Employer and the Executive with respect to the matters agreed to herein, including the Prior Agreement, are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

HOME BANK

By:	/s/ John W. Bordelon
John W. Bordelon
President and Chief Executive Officer

EXECUTIVE

By:	/s/ L. J. Dailey
L. J. Dailey